Exhibit 4.1

CERTAIN INFORMATION HAS BEEN EXCLUDED FROM THE AGREEMENT BECAUSE SUCH INFORMATION (I) IS CONSIDERED NOT MATERIAL TO INVESTORS AND (II) IS INFORMATION THAT THE REGISTRANT, PLUG POWER INC., TYPICALLY TREATS AS PRIVATE OR CONFIDENTIAL IN THE NORMAL COURSE OF BUSINESS. THE REDACTED TERMS HAVE BEEN MARKED IN THIS EXHIBIT AT THE APPROPRIATE PLACE WITH AN ASTERISK [*].

WARRANT TO PURCHASE COMMON STOCK

THE SECURITIES REPRESENTED BY THIS INSTRUMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE TRANSFERRED, SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER SUCH ACT OR SUCH LAWS.

THIS INSTRUMENT IS ISSUED PURSUANT TO AND SUBJECT TO THE RESTRICTIONS ON TRANSFER AND OTHER PROVISIONS OF A TRANSACTION AGREEMENT, DATED AS OF AUGUST 24, 2022, BY AND BETWEEN THE ISSUER OF THESE SECURITIES AND AMAZON.COM, INC., A DELAWARE CORPORATION, A COPY OF WHICH IS ON FILE WITH THE ISSUER. THE SECURITIES REPRESENTED BY THIS INSTRUMENT MAY NOT BE SOLD OR OTHERWISE TRANSFERRED EXCEPT IN COMPLIANCE WITH SAID AGREEMENT. ANY SALE OR OTHER TRANSFER NOT IN COMPLIANCE WITH SAID AGREEMENT WILL BE VOID.

WARRANT
to purchase
16,000,000
Shares of Common Stock of
Plug Power Inc.
a Delaware Corporation

Issue Date: August 24, 2022

1.            Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meanings indicated.

“30-Day VWAP” means, as of any date, the volume weighted average price per share of the Common Stock on the Principal Trading Market (as reported by Bloomberg L.P. (or its successor) or, if not available, by another authoritative source mutually agreed by the Company and Amazon) from 9:30 a.m. (New York City time) on the Trading Day that is thirty (30) Trading Days preceding such date to 4:00 p.m. (New York City time) on the last Trading Day immediately preceding such date.

“Accelerated Shares” has the meaning set forth in Section 12(iv).

“Acceleration Limit” has the meaning set forth in Section 12(iv).

“Affiliate” has the meaning ascribed to it in the Transaction Agreement.

“Aggregate Consideration” has the meaning set forth in Section 12(ii).

“Agreements” means the Hydrogen Agreement and the Master Services Agreement.

“Amazon” means Amazon.com, Inc., a Delaware corporation.

“Appraisal Procedure” means a procedure whereby two independent, nationally recognized appraisers, one chosen by the Company and one by the Warrantholder, shall mutually agree upon the determinations then the subject of appraisal. Each party shall deliver a notice to the other appointing its appraiser within 15 days after the Appraisal Procedure is invoked. If within 30 days after appointment of the two appraisers they are unable to agree upon the amount in question, a third independent, nationally recognized appraiser shall be chosen within 10 days thereafter by the mutual consent of such first two appraisers or, if such two first appraisers fail to agree upon the appointment of a third appraiser, such appointment shall be made by the American Arbitration Association, or any organization successor thereto, from a panel of arbitrators having experience in appraisal of the subject matter to be appraised. In such event, the decision of the third appraiser so appointed and chosen shall be given within 30 days after the selection of such third appraiser. If three appraisers shall be appointed and the determination of one appraiser is disparate from the middle determination by more than twice the amount by which the other determination is disparate from the middle determination, then the determination of such appraiser shall be excluded, the remaining two determinations shall be averaged and such average shall be binding and conclusive upon the Company and the Warrantholder; otherwise, the average of all three determinations shall be binding and conclusive upon the Company and the Warrantholder. The costs of conducting any Appraisal Procedure shall be borne 50% by the Company and 50% by the Warrantholder.

“Attribution Parties” has the meaning set forth in Section 13(i).

“Beneficial Ownership Limitation” has the meaning set forth in Section 13(ii).

“Board of Directors” means the board of directors of the Company.

“Business Combination” means a merger, consolidation, statutory share exchange, reorganization, recapitalization or similar extraordinary transaction (which may include a reclassification) involving the Company.

“Business Day” has the meaning ascribed to it in the Transaction Agreement.

“Cash Exercise” has the meaning set forth in Section 3(ii).

“Cashless Exercise” has the meaning set forth in Section 3(ii).

“Cashless Exercise Ratio” with respect to any exercise of this Warrant means a fraction (i) the numerator of which is the excess of (x) the 30-Day VWAP as of the day immediately preceding such exercise date over (y) the Exercise Price, and (ii) the denominator of which is the 30-Day VWAP as of the day immediately preceding such exercise date.

“Change of Control Transaction” means (a) any transaction or series of related transactions as a result of which any Person or group within the meaning of Section 13(d)(3) of the Exchange Act (excluding the Warrantholder or any of its Affiliates) becomes the beneficial owner, directly or indirectly, of [*] or more of the Equity Interests (measured by either voting power or economic interests) of the Company, (b) any transaction or series of related transactions in which the stockholders of the Company immediately prior to such transaction or series of related transactions cease to beneficially own, directly or indirectly, at least [*] of the outstanding Equity Interests (measured by either voting power or economic interests) of the Company; provided that this clause (b) shall not apply if such transaction or series of related transactions is an acquisition by the Company effected, in whole or in part, through the issuance of Equity Interests of the Company, (c) any Business Combination as a result of which at least [*] of the ownership of the Company is transferred to another Person or group of persons within the meaning of Section 13(d)(3) of the Exchange Act (excluding the Warrantholder or any of its Affiliates), (d) individuals who constitute the Continuing Directors, taken together, ceasing for any reason to constitute at least a majority of the Board of Directors, or (e) any sale or lease or exchange, transfer, license or disposition of a business, deposits or assets that constitute [*] or more of the consolidated assets, business, revenues, net income, assets or deposits of the Company.

“Chosen Courts” has the meaning set forth in Section 14.

“Commission” has the meaning set forth in Section 13(i).

“Common Stock” means the Common Stock, par value $0.01 per share of the Company.

“Company” means Plug Power Inc., a Delaware corporation.

“Continuing Directors” means the directors of the Company on the date hereof and each other director, if, in each case, such other director’s nomination for election to the Board of Directors is recommended by more than 50% of the Continuing Directors or more than 50% of the members of the Nominating and Governance Committee of the Board of Directors that are Continuing Directors.

“conversion” has the meaning set forth in Section 12(ii).

“Convertible Securities” has the meaning set forth in Section 12(ii).

“Distribution” has the meaning set forth in Section 12(iii).

“Election Mechanic” has the meaning set forth in Section 12(iv).

“Equity Interests” means any and all (a) shares, interests, participations or other equivalents (however designated) of capital stock or other voting securities of a corporation, any and all equivalent or analogous ownership (or profit) or voting interests in a Person (other than a corporation), (b) securities convertible into or exchangeable for shares, interests, participations or other equivalents (however designated) of capital stock or voting securities of (or other ownership or profit or voting interests in) such Person, and (c) any and all warrants, rights or options to purchase any of the foregoing, whether voting or nonvoting, and, in each case, whether or not such shares, interests, participations, equivalents, securities, warrants, options, rights or other interests are authorized or otherwise existing on any date of determination.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Exercise Period” has the meaning set forth in Section 3.

“Exercise Price” means, with respect to the Warrant Shares that vest upon occurrence of a Vesting Event described in clauses (a), (b) and (c) of the definition of Vesting Event, $22.9841, and with respect to the Warrant Shares that vest upon occurrence of a Vesting Event described in clause (d) of the definition of Vesting Event, a dollar amount equal to the product of (i) the 30-Day VWAP as of the occurrence of the final Vesting Event described in clause (c) of the definition of Vesting Event, multiplied by (ii) 0.9; provided, however that in the event of a Change of Control Transaction under Section 12(iv) prior to the occurrence of a Vesting Event described in clause (d) of the definition of Vesting Event, the Exercise Price with respect to all Warrant Shares will be $22.9841.

“Expiration Time” has the meaning set forth in Section 3.

“Fair Market Value” means, with respect to any security or other property, the fair market value of such security or other property as determined by the Board of Directors, acting in good faith and evidenced by a written notice delivered promptly to the Warrantholder (which written notice shall include certified resolutions of the Board of Directors in respect thereof). If the Warrantholder objects in writing to the Board of Director’s calculation of fair market value within 10 Business Days after receipt of written notice thereof and the Warrantholder and the Company are unable to agree on the fair market value during the 10-day period following the delivery of the Warrantholder objection, the Appraisal Procedure may be invoked by either the Company or the Warrantholder to determine Fair Market Value by delivering written notification thereof not later than the 30th day after delivery of the Warrantholder objection. For the avoidance of doubt, the Fair Market Value of cash shall be the amount of such cash.

“Historical Warrant Shares” means all shares of the Company’s Common Stock issuable from time to time upon the exercise of warrants outstanding as of the date immediately preceding the date of this Warrant.

“Hydrogen Agreement” means the Zero-Carbon Hydrogen Supply Agreement, dated August 24, 2022, as it may be amended from time to time, by and between Plug Power Limestone LLC and Amazon, including all annexes, schedules, exhibits, work orders and purchase orders thereto.

“Initial Number” has the meaning set forth in Section 12(ii).

“Market Price” means, with respect to the Common Stock or any other security, on any given day, the last sale price, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, of Common Stock or of such security, as applicable, on The Nasdaq Capital Market on such day. If the Common Stock or such security, as applicable, is not listed on The Nasdaq Capital Market as of any date of determination, the Market Price of the Common Stock or such security, as applicable, on such date of determination means the closing sale price on such date as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock or such security, as applicable, is so listed or quoted, or, if no closing sale price is reported, the last reported sale price on such date on the principal U.S. national or regional securities exchange on which the Common Stock or such security, as applicable, is so listed or quoted, or if the Common Stock or such security, as applicable, is not so listed or quoted on a U.S. national or regional securities exchange, the last quoted bid price on such date for the Common Stock or such security, as applicable, in the over-the-counter market as reported by Pink Sheets LLC or similar organization, or, if that bid price is not available, the Market Price of the Common Stock or such security, as applicable, on that date shall mean the Fair Market Value per share as of such date of the Common Stock or such security. For the purposes of determining the Market Price of the Common Stock or any such security, as applicable, on the Trading Day preceding, on or following the occurrence of an event, (a) that Trading Day shall be deemed to commence immediately after the regular scheduled closing time of trading on the applicable exchange, market or organization, or, if trading is closed at an earlier time, such earlier time and (b) that Trading Day shall end at the next regular scheduled closing time, or if trading is closed at an earlier time, such earlier time (for the avoidance of doubt, and as an example, if the Market Price is to be determined as of the last Trading Day preceding a specified event and the closing time of trading on a particular day is 4:00 p.m. and the specified event occurs at 5:00 p.m. on that day, the Market Price would be determined by reference to such 4:00 p.m. closing price).

“Master Services Agreement” means the Master Services Agreement, dated November 4, 2016, as it may be amended from time to time, by and between the Company and Amazon Fulfillment Services, Inc., including all annexes, schedules, exhibits, work orders and purchase orders thereto.

“NV Investment Holdings” means Amazon.com NV Investment Holdings LLC, a Nevada limited liability company.

“Permitted Transactions” has the meaning set forth in Section 12(ii).

“Person” has the meaning given to it in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

“Principal Trading Market” means the trading market on which the Common Stock is primarily listed on and quoted for trading, and which, as of the Issue Date is The Nasdaq Capital Market.

“Securities Act” means the Securities Act of 1933, as amended, or any successor statute, and the rules and regulations promulgated thereunder.

“Subject Adjustment” has the meaning set forth in Section 12(vi).

“Subject Record Date” has the meaning set forth in Section 12(vi).

“subsidiary” has the meaning ascribed to it in the Transaction Agreement.

“Trading Day” means a day on which the Principal Trading Market is open for trading.

“Transaction Agreement” means the Transaction Agreement, dated as of August 24, 2022, as it may be amended from time to time, by and between the Company and Amazon, including all annexes, schedules and exhibits thereto.

“Transaction Documents” has the meaning ascribed to it in the Transaction Agreement.

“Vesting Event” means: (a) with respect to 1,000,000 Warrant Shares, the execution of this Warrant and the other Transaction Documents; (b) with respect to [*] Warrant Shares, upon the date on which Amazon and its Affiliates have collectively made, directly, or indirectly through third parties, gross cash payments to the Company totaling [*] in the aggregate, including under the Agreements; (c) after payment to the Company of the initial [*] in the aggregate as described in the preceding clause (b), with respect to additional increments of [*] Warrant Shares, each time at which Amazon and its Affiliates have collectively made, directly, or indirectly through third parties, gross cash payments to the Company totaling [*] in the aggregate, including under the Agreements, up to and including such time as Amazon and any of its Affiliates have collectively made [*] of such payments to the Company in the aggregate, including under the Agreements (inclusive of the initial [*] of such payments described in clause (b)), with a maximum of [*] Warrant Shares vesting pursuant to this clause (c); and (d) after payment to the Company of the [*] in the aggregate as described in the preceding clauses (b) and (c), with respect to additional increments of [*] Warrant Shares, each time at which Amazon and its Affiliates have collectively made, directly, or indirectly through third parties, payments to the Company totaling [*] in the aggregate, including under the Agreements, up to and including such time as Amazon and any of its Affiliates have collectively made [*] of such payments to the Company in the aggregate, including under the Agreements (inclusive of the [*] of such payments described in the preceding clauses (b) and (c)), with a maximum of [*] Warrant Shares vesting pursuant to this clause (d). For the avoidance of doubt, (i) Vesting Events shall stop occurring once the total number of Warrant Shares authorized under Section 2 have vested pursuant to Vesting Events and (ii) payments to any subsidiary of the Company shall be deemed a payment to the Company for purposes of determining whether a Vesting Event has occurred. For the avoidance of doubt, the number of Warrant Shares that will vest pursuant to a Vesting Event are subject to adjustment as provided herein.

“Warrant” means this Warrant, issued pursuant to the Transaction Agreement.

“Warrant Shares” has the meaning set forth in Section 2.

“Warrantholder” has the meaning set forth in Section 2.

2.            Number of Warrant Shares; Exercise Price. This certifies that, for value received, NV Investment Holdings or its permitted assigns (the “Warrantholder”) is entitled, upon the terms hereinafter set forth, to acquire from the Company, in whole or in part, up to an aggregate of Sixteen Million (16,000,000) fully paid and nonassessable shares of Common Stock (the “Warrant Shares”), at a purchase price per share of Common Stock equal to the Exercise Price with respect to such shares. The Warrant Shares and Exercise Price are subject to adjustment as provided herein, and all references to “Common Stock,” “Warrant Shares” and “Exercise Price” herein shall be deemed to include any such adjustment or series of adjustments.

3.            Exercise of Warrant; Term; Other Agreements; Cancelation.

(i)            Promptly following the occurrence of a Vesting Event, the Company shall deliver to the Warrantholder a Notice of Vesting Event in the form attached as Annex A hereto; provided that neither the delivery, nor the failure of the Company to deliver, such Notice of Vesting Event shall affect or impair the Warrantholder’s rights or the Company’s obligations hereunder.

(ii)            Subject to Section 2, Section 12(iv), Section 13 and Section 14, each if applicable, the right to purchase Warrant Shares represented by this Warrant is exercisable, in whole or in part by the Warrantholder, at any time or from time to time from and after the applicable Vesting Event, but in no event later than 5:00 p.m., New York City time, on August 24, 2029 (such time, the “Expiration Time” and such period from and after the applicable Vesting Event through the Expiration Time, the “Exercise Period”), by (A) the surrender of this Warrant and the Notice of Exercise attached as Annex B hereto, duly completed and executed on behalf of the Warrantholder, to the Company in accordance with Section 17 (or such other office or agency of the Company in the United States as it may designate by notice in writing to the Warrantholder), and (B) payment of the Exercise Price for the Warrant Shares thereby purchased by, at the sole election of the Warrantholder, either: (i) tendering in cash, by certified or cashier’s check payable to the order of the Company, or by wire transfer of immediately available funds to an account designated by the Company (such manner of exercise, a “Cash Exercise”) or (ii)  without payment of cash, by reducing the number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in part, as applicable) and payment of the Exercise Price in cash so as to yield a number of Warrant Shares obtainable upon the exercise of this Warrant (either in full or in part, as applicable) equal to the product of (x) the number of Warrant Shares issuable upon the exercise of this Warrant (either in full or in part, as applicable) (if payment of the Exercise Price were being made in cash) and (y) the Cashless Exercise Ratio (such manner of exercise, a “Cashless Exercise”); provided that such product shall be rounded to the nearest whole Warrant Share.

(iii)            Notwithstanding the foregoing, if at any time during the Exercise Period the Warrantholder has not exercised this Warrant in full as a result of there being insufficient Warrant Shares available for issuance or the lack of any required regulatory, corporate or other approval (including, for the avoidance of doubt, the Initial Antitrust Clearance (as defined in the Transaction Agreement)), the Expiration Time shall be extended until sixty (60) days after such date as the Warrantholder is able to acquire all of the vested Warrant Shares without violating Applicable Law (as defined in the Transaction Agreement).

(iv)            If the Warrantholder does not exercise this Warrant in its entirety, the Warrantholder shall be entitled to receive from the Company, upon request, a new warrant of like tenor in substantially identical form for the purchase of that number of Warrant Shares equal to the difference between the number of Warrant Shares subject to this Warrant and the number of Warrant Shares as to which this Warrant is so exercised.

(v)            This Warrant, including with respect to its cancelation, is subject to the terms and conditions of the Transaction Agreement. Without affecting in any manner any prior exercise of this Warrant (or any Warrant Shares previously issued hereunder), if (a) the Transaction Agreement is terminated in accordance with Section 8.1 thereof or (b) the Warrantholder delivers to the Company a written, irrevocable commitment not to exercise this Warrant, the Company shall have no obligation to issue, and the Warrantholder shall have no right to acquire, the unvested portion of any Warrant Shares under this Warrant.

4.            Issuance of Warrant Shares; Authorization; Listing. The Company shall, on or before the third Business Day following the date of exercise of this Warrant in accordance with its terms, instruct the transfer agent for the Common Stock to issue a book-entry for the Warrant Shares issuable upon such exercise in the name of the Warrantholder and shall deliver evidence of such book entry to the Warrantholder. The Company hereby represents and warrants that any Equity Interests issued upon the exercise of this Warrant in accordance with the provisions of Section 3 will be validly issued, fully paid and nonassessable and free of any liens or encumbrances (other than liens or encumbrances created by the Transaction Documents, transfer restrictions arising as a matter of U.S. Federal securities laws or created by or at the direction of the Warrantholder or any of its Affiliates). The Equity Interests so issued shall be deemed for all purposes to have been issued to the Warrantholder as of the close of business on the date on which this Warrant and payment of the Exercise Price are delivered to the Company in accordance with the terms of this Warrant, notwithstanding that the stock transfer books of the Company may then be closed or a book-entry representing such Equity Interests may not be actually issued on such date. The Company shall at all times reserve and keep available out of its authorized but unissued Equity Interests, solely for the purpose of providing for the exercise of this Warrant, the aggregate Equity Interests issuable upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at any such time). The Company shall, at its sole expense, procure, subject to issuance or notice of issuance, the listing of any Equity Interests issuable upon exercise of this Warrant on the principal stock exchange on which such Equity Interests are then listed or traded, promptly after such Equity Interests are eligible for listing thereon.

5.            No Fractional Shares or Scrip. No fractional Warrant Shares or other Equity Interests or scrip representing fractional Warrant Shares or other Equity Interests shall be issued upon any exercise of this Warrant. In lieu of any fractional share to which a Warrantholder would otherwise be entitled, the fractional Warrant Shares or other Equity Interests shall be rounded up to the next whole Warrant Share or other Equity Interest and the Warrantholder shall be entitled to receive such rounded up number of Warrant Shares or other Equity Interests.

6.            No Rights as Stockholders; Transfer Books. Without limiting in any respect the provisions of the Transaction Agreement and except as otherwise provided by the terms of this Warrant, this Warrant does not entitle the Warrantholder to (i) receive dividends or other distributions, (ii) consent to any action of the stockholders of the Company, (iii) receive notice of or vote at any meeting of the stockholders, (iv) receive notice of any other proceedings of the Company, or (v) exercise any other rights whatsoever, in any such case, as a stockholder of the Company prior to the date of exercise hereof.

7.            Charges, Taxes and Expenses. Issuance of this Warrant and issuance of certificates for Equity Interests to the Warrantholder upon the exercise of this Warrant shall be made without charge to the Warrantholder for any issue or transfer tax (other than taxes in respect of any transfer occurring contemporaneously therewith) or other incidental expense in respect of the issuance of such certificates, all of which taxes and expenses shall be paid by the Company.

8.            Transfer/Assignment.

(i)            This Warrant may be transferred only to an Affiliate of Amazon. The Warrant Shares may be transferred only in accordance with the terms of the Transaction Agreement. Subject to compliance with the first two sentences of this Section 8, the legend as set forth on the cover page of this Warrant and the terms of the Transaction Agreement, this Warrant and all rights hereunder are transferable, in whole or in part, upon the books of the Company by the registered holder hereof in person or by duly authorized attorney, and a new Warrant shall be made and delivered by the Company, of the same tenor and date as this Warrant but registered in the name of one or more transferees, upon surrender of this Warrant, duly endorsed, to the office or agency of the Company described in Section 3. If the transferring holder does not transfer the entirety of its rights to purchase all Warrant Shares hereunder, such holder shall be entitled to receive from the Company a new Warrant in substantially identical form for the purchase of that number of Warrant Shares as to which the right to purchase was not transferred. All expenses (other than stock transfer taxes) and other charges payable in connection with the preparation, execution and delivery of the new Warrant pursuant to this Section 8 shall be paid by the Warrantholder.

(ii)            If and for so long as required by the Transaction Agreement, any book-entry issued upon exercise of this Warrant shall contain a legend as set forth in Section 4.2 of the Transaction Agreement.

9.            Exchange and Registry of Warrant. This Warrant is exchangeable, subject to applicable securities laws, upon the surrender hereof by the Warrantholder to the Company, for a new warrant or warrants of like tenor and representing the right to purchase the same aggregate number of Warrant Shares. The Company shall maintain a registry showing the name and address of the Warrantholder as the registered holder of this Warrant. This Warrant may be surrendered for exchange or exercise, in accordance with its terms, at the office of the Company, and the Company shall be entitled to rely in all respects, prior to written notice to the contrary, upon such registry.

10.            Loss, Theft, Destruction or Mutilation of Warrant. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and in the case of any such loss, theft or destruction, upon receipt of a bond, indemnity or security reasonably satisfactory to the Company, or, in the case of any such mutilation, upon surrender and cancellation of this Warrant, the Company shall make and deliver, in lieu of such lost, stolen, destroyed or mutilated Warrant, a new Warrant of like tenor and representing the right to purchase the same aggregate number of Warrant Shares as provided for in such lost, stolen, destroyed or mutilated Warrant.

11.            Saturdays, Sundays, Holidays, etc. If the last or appointed day for the taking of any action or the expiration of any right required or granted herein shall not be a Business Day, then such action may be taken or such right may be exercised on the next succeeding day that is a Business Day.

12.            Adjustments and Other Rights. The Exercise Price and Warrant Shares issuable upon exercise of this Warrant shall be subject to adjustment from time to time as follows; provided that if more than one subsection of this Section 12 is applicable to a single event, the subsection shall be applied that produces the largest adjustment and no single event shall cause an adjustment under more than one subsection of this Section 12 so as to result in duplication.

(i)            Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall at any time or from time to time (a) declare, order, pay or make a dividend or make a distribution on Common Stock in additional shares of Common Stock, (b) split, subdivide or reclassify the outstanding shares of Common Stock into a greater number of shares or (c) combine or reclassify the outstanding shares of Common Stock into a smaller number of shares, the number of Warrant Shares issuable upon exercise of this Warrant at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Warrantholder immediately after such record date or effective date, as the case may be, shall be entitled to purchase the number of shares of Common Stock which such holder would have owned or been entitled to receive in respect of the shares of Common Stock subject to this Warrant after such date had this Warrant been exercised in full immediately prior to such record date or effective date, as the case may be (disregarding whether or not this Warrant had been exercisable by its terms at such time). In the event of such adjustment, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the number of Warrant Shares issuable upon the exercise of this Warrant in full before the adjustment determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant was exercisable by its terms at such time) and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination or reclassification giving rise to such adjustment by (y) the new number of Warrant Shares issuable upon exercise of the Warrant in full determined pursuant to the immediately preceding sentence (disregarding whether or not this Warrant is exercisable by its terms at such time); provided that such product shall be rounded to the nearest whole Warrant Share.

(ii)            Certain Issuances of Common Stock or Convertible Securities. If the Company shall at any time or from time to time issue shares of Common Stock (or rights or warrants or any other securities or rights exercisable or convertible into or exchangeable for shares of Common Stock (collectively, a “conversion”)), including through distributions on outstanding securities (collectively, “Convertible Securities”) (other than in Permitted Transactions or transactions to which the adjustments set forth in Section 12(i) are applicable), without consideration or at a consideration per share (or having a conversion price per share) that is less than the highest then applicable Exercise Price (the date of such issuance, the “Pricing Date”) then, in such event:

(A)            the number of Warrant Shares issuable upon the exercise of this Warrant immediately prior to the Pricing Date (the “Initial Number”) shall be increased to the number obtained by multiplying the Initial Number by a fraction (I) the numerator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Pricing Date and (y) the number of additional shares of Common Stock issued (or into which Convertible Securities may be converted) and (II) the denominator of which shall be the sum of (x) the number of shares of Common Stock outstanding immediately prior to the Pricing Date and (y) the number of shares of Common Stock (rounded to the nearest whole share) which the Aggregate Consideration in respect of such issuance of shares of Common Stock (or Convertible Securities) would purchase at (1) in the case of an issuance other than in connection with a Strategic Transaction, the Market Price of Common Stock immediately prior to the Pricing Date, and (2) in the case of an issuance in connection with a Strategic Transaction, the 30-day VWAP as of the Pricing Date; and

(B)            the Exercise Price payable upon exercise of this Warrant shall be adjusted by multiplying such Exercise Price in effect immediately prior to the Pricing Date by a fraction, the numerator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant in full immediately prior to the adjustment pursuant to clause (A) above (disregarding whether or not this Warrant was exercisable by its terms at such time), and the denominator of which shall be the number of shares of Common Stock issuable upon exercise of this Warrant in full immediately after the adjustment pursuant to clause (A) above (disregarding whether or not this Warrant is exercisable by its terms at such time).

For purposes of the foregoing, (1) the “Aggregate Consideration” in respect of such issuance of shares of Common Stock (or Convertible Securities) shall be deemed to be equal to the sum of the gross offering price (before deduction of any related expenses payable to third parties, including discounts and commissions) of all such shares of Common Stock and Convertible Securities, plus the aggregate amount, if any, payable upon conversion of any such Convertible Securities (assuming conversion in accordance with their terms immediately following their issuance (and further assuming for this purpose that such Convertible Securities are convertible at such time)); (2) in the case of the issuance of such shares of Common Stock or Convertible Securities for, in whole or in part, any non-cash property (or in the case of any non-cash property payable upon conversion of any such Convertible Securities), the consideration represented by such noncash property shall be deemed to be the Market Price (in the case of securities) and/or Fair Market Value (in all other cases), as applicable, of such non-cash property as of immediately prior to the Pricing Date (before deduction of any related expenses payable to third parties, including discounts and commissions); (3) if the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall have been adjusted upon the issuance of any Convertible Securities in accordance with this Section 12, no further adjustment of the Exercise Price and the number of Warrant Shares issuable upon exercise of this Warrant shall be made for the actual issuance of shares of Common Stock upon the actual conversion of such Convertible Securities in accordance with their terms; (4) “Permitted Transactions” shall include (a) issuances of the Company’s Equity Interests (including shares of Common Stock ), including without limitation upon exercise of options and vesting of restricted stock units in each case to directors, advisors, employees or consultants of the Company or any of its subsidiaries, pursuant to a stock option plan, employee stock purchase plan, restricted stock plan, other employee equity incentive or benefit plan or other similar compensatory agreement or arrangement approved by the Board of Directors, whether existing currently or in the future, (b) the issuance of Historical Warrant Shares, (c) any sale of the Company’s Equity Interests pursuant to a registered public offering, (d) sales of Common Stock in transactions deemed to be “at-the-market” sales pursuant to Rule 415 of the Securities Act, (e) issuances of Common Stock as matching contributions under the Company’s 401(k) plan, and (f) issuances of Common Stock upon exercise of this Warrant; (5) “Strategic Transaction” means an acquisition, joint venture or similar strategic transaction or relationship the primary purpose of which is not to raise capital; and (6) in the event that the Company takes any action that would result in the issuance to Amazon of more than 99,797,500 Warrant Shares (the “Maximum Issuance Amount”) as a result of an adjustment pursuant to this Section 12, the Company agrees to make a cash payment to Amazon for the intrinsic value of any shares that would otherwise be issuable pursuant to this Section 12 in excess of the Maximum Issuance Amount, with such intrinsic value calculated as the difference between the Exercise Price for such Warrant Shares and the 30-Day VWAP of such shares as of the date that such Warrant Shares would otherwise be issuable. For the avoidance of doubt, except in connection with any transaction described in Section 12(i), no adjustment pursuant to this Section 12(ii) shall be made to an applicable Exercise Price or number of related Warrant Shares in the case of the issuance of Common Stock or Convertible Securities at a consideration per share (or having a conversion or exercise price per share) that is equal to or greater than such Exercise Price. Any adjustment made pursuant to this Section 12(ii) shall become effective immediately upon the date of such issuance. For the avoidance of doubt, no increase to the Exercise Price or decrease in the number of Warrant Shares issuable upon exercise of this Warrant shall be made pursuant to this Section 12(ii).

(iii)            Distributions. If the Company, at any time while this Warrant is outstanding, declares or makes any dividend or distributes to holders of shares of Common Stock (and not to the Warrantholder) evidences of its indebtedness or assets (including cash and cash dividends or property) or rights or warrants to subscribe for or purchase any security (including, without limitation, any distribution of cash, stock or other securities, property or options by way of a dividend, spin off, reclassification, corporate rearrangement, scheme of arrangement or other similar transaction other than dividends or distributions pursuant to Section 12(i)) (a “Distribution”), then the Warrantholder will be entitled to participate in such Distribution to the same extent that the Warrantholder would have participated therein if the Warrantholder had held the number of shares of Common Stock acquirable upon exercise of the Warrant solely to the extent exercisable immediately before the date as of which a record is taken for such Distribution, or, if no such record is taken, the date as of which the record holders of shares of Common Stock are to be determined for the participation in such Distribution.

(iv)            Change of Control Transactions. In case of any Change of Control Transaction or reclassification of Common Stock (other than a reclassification of Common Stock subject to adjustment pursuant to Section 12(i)), notwithstanding anything to the contrary contained herein, (a) the Company shall notify the Warrantholder in writing of such Change of Control Transaction or reclassification as promptly as practicable (but in no event later than 10 Business Days prior to the effectiveness thereof), (b) if Warrant Shares representing 60% of the aggregate Warrant Shares as of the Change of Control Transaction (the “Acceleration Limit”) have not vested as of such Change of Control Transaction or reclassification of Common Stock (the difference between the number of vested Warrant Shares immediately prior to such Change of Control Transaction or reclassification of Common Stock and the Acceleration Limit, the “Accelerated Shares”), then a number of unvested Warrant Shares equal to the Accelerated Shares shall immediately vest fully and become non-forfeitable and, subject to clause (c) below, become immediately exercisable upon consummation of such Change of Control Transaction or reclassification and (c) solely in the event of a Change of Control Transaction that is a Business Combination or a reclassification, the Warrantholder’s right to receive Warrant Shares upon exercise of this Warrant shall be converted, effective upon the occurrence of such Business Combination or reclassification, into the right to exercise this Warrant to acquire the number of shares of stock or other securities or property (including cash) that the shares of Common Stock issuable (at the time of such Business Combination or reclassification) upon exercise of this Warrant immediately prior to such Business Combination or reclassification would have been entitled to receive upon consummation of such Business Combination or reclassification. In determining the kind and amount of stock, securities or the property receivable upon exercise of this Warrant upon and following adjustment pursuant to this paragraph, if the holders of Common Stock have the right to elect the kind or amount of consideration receivable upon consummation of such Business Combination (an “Election Mechanic”), then the Warrantholder shall have the right to make the same election upon exercise of this Warrant with respect to the number of shares of stock or other securities or property which the Warrantholder shall receive upon exercise of this Warrant. The Company, or the Person or Persons formed by the applicable Business Combination or reclassification, or that acquire(s) the applicable shares of Common Stock, as the case may be, shall make lawful provisions to establish such rights and to provide for such adjustments that, for events from and after such Business Combination or reclassification, shall be as nearly equivalent as possible to the rights and adjustments provided for herein, and the Company shall not be a party to or permit any such Business Combination or reclassification to occur unless such provisions are made as a part of the terms thereof.

(v)            Rounding of Calculations; Minimum Adjustments. All calculations under this Section 12 shall be made to the nearest one-tenth (1/10th) of a cent or to the nearest one-hundredth (1/100th) of a share, as the case may be. Any provision of this Section 12 to the contrary notwithstanding, no adjustment in the Exercise Price or the number of Warrant Shares into which this Warrant is exercisable shall be made if the amount of such adjustment would be less than $0.01 or one-tenth (1/10th) of a share of Common Stock, but any such amount shall be carried forward and an adjustment with respect thereto shall be made at the time of and together with any subsequent adjustment which, together with such amount and any other amount or amounts so carried forward, shall aggregate $0.01 or 1/10th of a share of Common Stock, or more.

(vi)            Timing of Issuance of Additional Securities Upon Certain Adjustments. In any case in which (a) the provisions of this Section 12 shall require that an adjustment (the “Subject Adjustment”) shall become effective immediately after a record date (the “Subject Record Date”) for an event and (b) the Warrantholder exercises this Warrant after the Subject Record Date and before the consummation of such event, the Company may defer until the consummation of such event issuing to such Warrantholder the incrementally additional shares of Common Stock or other property issuable upon such exercise by reason of the Subject Adjustment; provided, however, that the Company upon request shall promptly deliver to such Warrantholder a due bill or other appropriate instrument evidencing such Warrantholder’s right to receive such additional shares (or other property, as applicable), upon the consummation of such event.

(vii)            Statement Regarding Adjustments. Whenever the Exercise Price or the Warrant Shares into which this Warrant is exercisable shall be adjusted as provided in Section 12, the Company shall promptly prepare a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price that shall be in effect and the Warrant Shares into which this Warrant shall be exercisable after such adjustment, and cause a copy of such statement to be delivered to the Warrantholder as promptly as practicable after the event giving rise to the adjustment.

(viii)            Notice of Adjustment Event. In the event that the Company shall propose to take any action of the type described in this Section 12 (but only if the action of the type described in this Section 12 would result in an adjustment in the Exercise Price or the Warrant Shares into which this Warrant is exercisable or a change in the type of securities or property to be delivered upon exercise of this Warrant), the Company shall provide written notice to the Warrantholder, which notice shall specify the record date, if any, with respect to any such action and the approximate date on which such action is to take place. Such notice shall also set forth the facts with respect thereto as shall be reasonably necessary to indicate the effect on the Exercise Price and the number, kind or class of shares or other securities or property which shall be deliverable upon exercise of this Warrant. In the case of any action which would require the fixing of a record date, such notice shall be given at least 10 days prior to the date so fixed. In case of all other actions, such notice shall be given at least 10 days prior to the taking of such proposed action unless the Company reasonably determines in good faith that, given the nature of such action, the provision of such notice at least 10 days in advance is not reasonably practicable from a timing perspective, in which case such notice shall be given as far in advance prior to the taking of such proposed action as is reasonably practicable from a timing perspective.

(ix)            Adjustment Rules. Any adjustments pursuant to this Section 12 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

(x)            No Impairment. The Company shall not, by amendment of its certificate of incorporation, bylaws or any other organizational document, or through any reorganization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company, but shall at all times in good faith assist in the carrying out of all the provisions of this Warrant. In furtherance and not in limitation of the foregoing, the Company shall not take or permit to be taken any action which would (A) increase the par value of any shares of Common Stock receivable upon the exercise of this Warrant above the Exercise Price then in effect or (B) entitle the Warrantholder to an adjustment under this Section 12 if the total number of shares of Common Stock issuable after such action upon exercise of this Warrant in full (disregarding whether or not this Warrant is exercisable by its terms at such time), together with all shares of Common Stock then outstanding and all shares of Common Stock then issuable upon the exercise in full of any and all outstanding Equity Interests (disregarding whether or not any such Equity Interests are exercisable by their terms at such time) would exceed the total number of shares of Common Stock then authorized by its certificate of incorporation.

(xi)            Proceedings Prior to Any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 12, the Company shall take any and all action which may be necessary, including obtaining regulatory or other governmental, Nasdaq or other applicable securities exchange, corporate or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable all shares of Common Stock, or all other securities or other property, that the Warrantholder is entitled to receive upon exercise of this Warrant pursuant to this Section 12.

13.            Beneficial Ownership Limitation.

(i)            Notwithstanding anything in this Warrant to the contrary, the Company shall not honor any exercise of this Warrant, and a Warrantholder shall not have the right to exercise any portion of this Warrant, to the extent that, after giving effect to an attempted exercise set forth on an applicable Notice of Exercise, such Warrantholder (together with such Warrantholder’s Affiliates, and any other Person whose beneficial ownership of Common Stock would be aggregated with the Warrantholder’s for purposes of Section 13(d) or Section 16 of the Exchange Act, and any other applicable regulations of the U.S. Securities and Exchange Commission (the “Commission”), including any “group” of which the Warrantholder is a member (the foregoing, “Attribution Parties”)) would beneficially own a number of shares of Common Stock in excess of the Beneficial Ownership Limitation. For purposes of the foregoing sentence, the number of shares of Common Stock beneficially owned by such Warrantholder and its Attribution Parties shall include the number of Warrant Shares issuable under the Notice of Exercise with respect to which such determination is being made, but shall exclude the number of shares of Common Stock which are issuable upon (a) exercise of the remaining, unexercised portion of any Warrant beneficially owned by such Warrantholder or any of its Attribution Parties, and (b) exercise or conversion of the unexercised or unconverted portion of any other securities of the Company (including any warrants) beneficially owned by such Warrantholder or any of its Attribution Parties that are subject to a limitation on conversion or exercise similar to the limitation contained herein. For purposes of this Section 13, beneficial ownership shall be calculated in accordance with Section 13(d) of the Exchange Act and any other applicable regulations of the Commission. In addition, for purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and the applicable regulations of the Commission. For purposes of this Section 13, in determining the number of outstanding shares of Common Stock, a Warrantholder may rely on the number of outstanding shares of Common Stock as stated in the most recent of the following: (x) the Company’s most recent periodic or annual filing with the Commission, as the case may be, (y) a more recent public announcement by the Company that is filed with the Commission, or (z) a more recent notice by the Company or the Company’s transfer agent to the Warrantholder setting forth the number of shares of Common Stock then outstanding. Upon the written request of a Warrantholder (which may be by email), the Company shall, within three (3) Trading Days thereof, confirm in writing to such Warrantholder (which may be via email) the number of shares of Common Stock then outstanding. In any case, the number of outstanding shares of Common Stock shall be determined after giving effect to any actual conversion or exercise of securities of the Company, including exercise of this Warrant, by such Warrantholder or its Attribution Parties since the date as of which such number of outstanding shares of Common Stock was last publicly reported or confirmed to the Warrantholder. The Company shall be entitled to rely on representations made to it by the Warrantholder in any Notice of Exercise regarding its Beneficial Ownership Limitation. The Warrantholder acknowledges that the Warrantholder is solely responsible for any schedules or statements required to be filed by it in accordance with Section 13(d) or Section 16(a) of the Exchange Act.

(ii)            The “Beneficial Ownership Limitation” shall initially be 4.999% of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock pursuant to such Notice of Exercise (to the extent permitted pursuant to this Section 13); provided, however, that by written notice to the Company, which will not be effective until the 61st day after such notice is given by the Warrantholder to the Company, the Warrantholder may waive or amend the provisions of this Section 13 to change the Beneficial Ownership Limitation to any other number, not to exceed 19.99% of the outstanding shares of Common Stock, and the provisions of this Section 13 shall continue to apply. Upon any such waiver or amendment to the Beneficial Ownership Limitation, the Beneficial Ownership Limitation may not be further waived or amended by the Warrantholder without first providing the minimum written notice required by the immediately preceding sentence. Notwithstanding the foregoing, at any time following notice of a Change of Control Transaction under Section 12(iv) with respect to a Change of Control Transaction that is pursuant to any tender offer or exchange offer (by the Company or another Person (other than the Warrantholder or any Affiliate of the Warrantholder)), the Warrantholder may waive or amend the Beneficial Ownership Limitation effective immediately upon written notice to the Company and may reinstitute a Beneficial Ownership Limitation at any time thereafter effective immediately upon written notice to the Company.

(iii)            Notwithstanding the provisions of this Section 13, none of the provisions of this Section 13 shall restrict in any way the number of shares of Common Stock which the Warrantholder may receive or beneficially own in order to determine the amount of securities or other consideration that the Warrantholder may receive in the event of a Change of Control Transaction as contemplated in Section 12 of this Warrant.

14.            Governing Law and Jurisdiction. This Warrant shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, without regard to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York. In addition, each of the parties (a) submits to the personal jurisdiction and venue of the United States District Court for the Southern District of New York or any New York State court sitting in the Borough of Manhattan, City of New York and appellate courts having jurisdiction of appeals from any of the foregoing (the “Chosen Courts”), in the event any dispute (whether in contract, tort or otherwise) arises out of this Warrant or the transactions contemplated hereby, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (c) agrees that it shall not bring any claim, action or proceeding relating to this Warrant or the transactions contemplated hereby in any court other than the Chosen Courts. Each party agrees that service of process upon such party in any such claim, action or proceeding shall be effective if notice is given in accordance with the provisions of this Warrant.

15.            Binding Effect. This Warrant shall be binding upon any successors or assigns of the Company.

16.            Amendments. This Warrant may be amended and the observance of any term of this Warrant may be waived only with the written consent of the Company and the Warrantholder.

17.            Notices. Any notice, request, instruction or other document to be given hereunder by any party to the other shall be in writing and shall be deemed to have been duly given (a) if sent by registered or certified mail in the United States return receipt requested, upon receipt, (b) if sent by nationally recognized overnight air courier, one Business Day after mailing, (c) solely with respect to the Company and not with respect to Amazon, if sent by email, with a copy mailed on the same day in the manner provided in clauses (a) or (b) of this Section 17 when transmitted and receipt is confirmed, or (d) if otherwise personally delivered, when delivered. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice.

If to the Company, to:

Name:	Plug Power Inc.
Address:	968 Albany Shaker Road
Latham, NY 12110
Attn:	Gerard L. Conway Jr.
Email:	gconway@plugpower.com

with a copy to (which copy alone shall not constitute notice):

Name:	Goodwin Procter LLP
Address:	100 Northern Avenue
Boston, MA 02210
Attn:	Robert P. Whalen, Jr.
Email:	rwhalen@goodwinlaw.com

If to the Warrantholder, to:

Name:	Amazon.com NV Investment Holdings LLC
c/o Amazon.com, Inc.
Address:	410 Terry Avenue North
Seattle, WA 98109-5210
Attn:	General Counsel

with a copy to (which copy alone shall not constitute notice):

Name:	Gibson, Dunn & Crutcher LLP
Address:	1884 Page Mill Road
Palo Alto, CA 94303
Attn:	Ed Batts
Melanie Gertz
Email:	ebatts@gibsondunn.com
mgertz@gibsondunn.com

18.            Entire Agreement. This Warrant and the forms attached hereto, the Transaction Agreement, the other Transaction Documents (as defined in the Transaction Agreement), the Agreements and the Confidentiality Agreement (as defined in the Transaction Agreement) constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties, both written and oral, between the parties, with respect to the subject matter hereof.

19.            Specific Performance. The parties agree that failure of any party to perform its agreements and covenants hereunder, including a party’s failure to take all actions as are necessary on such party’s part in accordance with the terms and conditions of this Warrant to consummate the transactions contemplated hereby, will cause irreparable injury to the other party, for which monetary damages, even if available, will not be an adequate remedy. It is agreed that the parties shall be entitled to equitable relief including injunctive relief and specific performance of the terms hereof, without the requirement of posting a bond or other security, and each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of a party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations hereunder, this being in addition to any other remedies to which the parties are entitled at law or equity.

20.            Limitation of Liability. No provision hereof, in the absence of any affirmative action by the Warrantholder to exercise this Warrant to purchase Warrant Shares, and no enumeration herein of the rights or privileges of Warrantholder, shall give rise to any liability of the Warrantholder for the purchase price of any Common Stock or as a stockholder of the Company, whether such liability is asserted by the Company or by creditors of the Company.

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IN WITNESS WHEREOF, the Company has caused this Warrant to be duly executed by a duly authorized officer.

Dated: August 24, 2022

PLUG POWER INC.

By:	/s/ Andrew Marsh
Name: Andrew Marsh
Title: President and Chief Executive Officer

Acknowledged and Agreed

AMAZON.COM NV INVESTMENT HOLDINGS LLC

By:	/s/ Torben Severson
Name: Torben Severson
Title: Authorized Signatory

[Signature Page to Warrant]

Annex A

[Form of Notice of Vesting Event]

Date:

TO:	Amazon.com, Inc.

RE:	Notice of Vesting Event

Reference is made to that certain Warrant to Purchase Common Stock, dated as of August 24, 2022 (the “Warrant”), issued to Amazon.com NV Investment Holdings LLC representing a warrant to purchase 16,000,000 shares of common stock of Plug Power Inc. (the “Company”). Capitalized terms used herein without definition are used as defined in the Warrant.

The undersigned hereby delivers notice to you that a Vesting Event has occurred under the terms of the Warrant.

A.	Vesting Event. The following Vesting Event has occurred on or around __________________, 20__:

B.	Vested Warrant Shares. After giving effect to the Vesting Event referenced in Paragraph A above, the aggregate number of Warrant Shares issuable upon exercise of the Warrant that have vested under the terms of the Warrant is:

____________________________

C.	Exercise Price(s) of Vested Warrant Shares. After giving effect to the Vesting Event referenced in Paragraph A above, the Exercise Price(s) of the Warrant Shares that have vested under the terms of the Warrant is:

__________ per share with respect to _____________ Warrant Shares

_____per share with respect to __________________Warrant Shares

D.	Exercised Warrant Shares. The aggregate number of Warrant Shares issuable upon exercise of the Warrant that have been exercised as of the date hereof is:

____________________________

E.	Purchase Price of Exercised Warrant Shares. The aggregate purchase price of the Warrant Shares that have been exercised as of the date hereof is:

____________________________

F.	Unexercised Warrant Shares. After giving effect to the Vesting Event referenced in Paragraph A above, the aggregate number of Warrant Shares issuable upon exercise of the Warrant that have vested but remain unexercised under the Warrant is:

____________________________

PLUG POWER INC.

By:
Name:
Title:

Annex B

[Form of Notice of Exercise]

Date:

TO:	Plug Power Inc.

RE:	Election to Purchase Common Stock

The undersigned, pursuant to the provisions set forth in the attached Warrant, hereby agrees to subscribe for and purchase the number of shares of Common Stock set forth below covered by such Warrant. The undersigned, in accordance with Section 3 of the Warrant, hereby agrees to pay the aggregate Exercise Price for such shares of Common Stock. A new warrant evidencing the remaining shares of Common Stock covered by such Warrant, but not yet subscribed for and purchased, if any, should be issued in the name of the Warrantholder.

Number of shares of Common Stock with respect to which the Warrant is being exercised (including shares to be withheld as payment of the Exercise Price pursuant to Section 3(i) of the Warrant, if any):
______________________________________

Method of Payment of Exercise Price (note if cashless exercise pursuant to Section 3(ii)(B)(ii) of the Warrant or cash exercise pursuant to Section 3(ii)(B)(i) of the Warrant):
___________________________________

Aggregate Exercise Price: _______________________________

Holder:
By:
Name:
Title: